Exhibit 10.38

HEART (Notice 2010-15) and WRERA COMPLIANCE APPENDIX

TO

Tellabs 401(k) Plan

This Appendix incorporates the elections made in the HEART (Notice 2010-15) and WRERA Compliance Election Form adopted by the Sponsor for purposes of amending the Plan to comply with the Heroes Earnings Assistance and Relief Tax Act of 2008, as interpreted by Notice 2010-15 (“HEART”) and the Worker, Retiree, and Employer Recovery Act of 2008 (“WRERA”) and applicable guidance. This Appendix, together with the HEART (Notice 2010-15) and WRERA Compliance Election Form, is intended as good faith compliance with the requirements of the HEART and WRERA and applicable guidance. To the extent the provisions of the Plan, including any prior Appendix, are inconsistent with the provisions of this Appendix, the provisions of this Appendix shall be controlling.

Capitalized terms used in this Appendix refer to those terms as defined and used in the EGTRRA version of volume submitter specimen plan M580395a. If the Plan has been modified to substitute a different term for the defined term used in the EGTRRA document, the provisions of the Appendix shall be deemed to apply as if reference were made to the modified term used in the Plan.

References to provisions by Article and title are to the provisions associated with the Article and title in the EGTRRA version of volume submitter specimen plan M580395a. If the Plan has been modified in such a way that the Article numbers or titles have been changed, references are to the provisions in the Plan that are associated with the Article numbers or titles in the EGTRRA document.

1.	A NEW SECTION IS ADDED TO ARTICLE XV TO PROVIDE AS FOLLOWS:

Special Provisions Applicable to 2009 Minimum Required Distributions

Notwithstanding any other provision of the Plan to the contrary, including the provisions of the Section of Article XV entitled “Code Section 401(a)(9) Requirements”, a Participant who would otherwise be required to receive a minimum distribution from the Plan in accordance with Code Section 401(a)(9) for the 2009 calendar year is not required to receive any such distribution that is payable with respect to the 2009 calendar year. Accordingly, such minimum distributions will be treated as follows:

(a)	If the Participant commenced minimum distributions for a calendar year prior to 2009 (i.e., his Required Beginning Date was prior to April 1, 2010), minimum distributions will continue unless the Participant elects otherwise.

(b)	If the distribution for the 2009 calendar year is the first minimum distribution to be made from the Plan (i.e., the Participant’s Required Beginning Date is April 1, 2010), no minimum distribution will be made for 2009 unless the Participant elects otherwise.

Notwithstanding any other provision of the Plan to the contrary, a Participant who is to receive a minimum distribution for the 2009 calendar year may make a direct rollover of such distribution to an “eligible retirement plan” in accordance with the provisions of the Section of Article XVI entitled “Direct Rollover”. Notwithstanding any other provision of that Section, such distribution shall be considered an “eligible rollover distribution” for purposes of that Section.

The provisions of this Section are effective for minimum payments made for the 2009 calendar year and do not include any minimum payment that is made in 2009, but is attributable to a different year (i.e., the Participant reached his Required Beginning Date in 2008, but payment of the 2008 minimum is not made until 2009).

2.	THE SECTION OF ARTICLE XXI ENTITLED “VETERANS REEMPLOYMENT RIGHTS” IS AMENDED BY THE ADDITION OF THE FOLLOWING:

If a Participant who became disabled after December 31, 2006, while performing qualified military service is entitled to receive contributions for his period of military leave in accordance with the provisions of this Section, the disabled Participant shall be entitled to make 401(k) Contributions for his period of military leave up to the date he became disabled in an amount up to the maximum amount he would have been permitted to contribute under Code Section 414(u)(8)(c) if he had actually returned to employment immediately prior to his disability date. The Administrator shall designate the period in which the disabled Participant must make such contributions hereunder. The amount of any Matching Contributions to be made on the disabled Participant’s behalf for the period of such military leave shall be determined based on the actual 401(k) Contributions made by the Participant in accordance with the provisions of this Section for such period.